U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2006

BIOVEST INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11480	41-1412084
(Commission File Number)	(I.R.S. Employer Identification Number)

377 Plantation Street

Worcester MA 01605

(Address of Principal Executive Office) (Zip Code)

508-793-0001

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

The Company has determined that it is in the Company’s best interest to relocate the remaining trial related functions currently performed at the National Cancer Institute (NCI) to non-governmental commercial facilities outside of the NCI. The Company has expanded the number of US clinical sites for its ongoing phase 3 clinical trial for BiovaxID from five sites when the Investigative New Drug Application (IND) was held by the NCI to 17 US-based clinical sites. Additionally, the Company has opened ten qualified sites in Eastern Europe and anticipates additional Eastern European sites to become active within approximately forty-five days. Moreover, the Company is opening this trial to patients treated with CHOP-R (Rituxan). The Company believes that the relocation of such trial functions away from the NCI will facilitate the Company’s plans to expedite the trial including its expansion to additional international clinical trial sites in Eastern Europe and will provide the Company with greater control over the on-going pathology laboratory functions. The Company believes such relocation of trial functions necessitates the termination of the Cooperative Research and Development Agreement (“CRADA”) between the Company and the NCI relating to the ongoing clinical trial. Accordingly, on September 25, 2006, the Company provided written notice to the NCI in accordance with the terms of the CRADA to terminate the CRADA at the end of the sixty day notice period.

As background, on August 30, 2001, the Company entered into the CRADA with the NCI under which the Company began the process of assuming control over the ongoing Phase 3 clinical trial being conducted pursuant to NCI’s protocol. On April 29, 2004, the IND for BiovaxID was formally transferred from the NCI to the Company making the Company, instead of the NCI, the sponsor and responsible party for the ongoing clinical trial. Following the transfer of the IND to the Company, the trial related functions that continued to be performed at the NCI were largely limited to pathology laboratory services, the operation and maintenance of the small primary trial site and administrative trial oversight through the NCI Data Safety and Monitoring Boards (DSMB). On September 25, 2006, the Company received a final communication from the DSMB, expressing its concern raised to the principal investigator over the rate of patient enrollment, the Company’s expansion of the trial into international clinical trial sites in Eastern Europe and regarding the pathology laboratory services being conducted at the NCI. At no point has the DSMB raised concerns about the safety of the trial. Based on the concerns as raised, the DSMB recommended that the trial as proposed not continue at the NCI site; however, the Company plans to continue the trial at the remaining approximately thirty clinical sites and to add additional sites as well. The principal investigator and the Company are conducting an orderly transfer to one or more global DSMBs. The Company believes that its trial site at MD Anderson Cancer Center, Houston, Texas, which is presently the most active trial site, will become the new primary trial site. The Company believes that the University of Turino, Italy will be selected to provide the on-going pathology laboratory services.

The Company believes that neither the termination of the CRADA nor the pending transfer of certain trial related functions will adversely impact the treatment of existing patients, the enrollment of new patients or the overall time line of the trial.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

a.	Not applicable

b.	Not applicable

c.	Not applicable

d.	See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOVEST INTERNATIONAL, INC.
(Registrant)

Date: September 25, 2006	/s/ Steve Arikian, M.D.
Steve Arikian, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter Terminating CRADA from Biovest International, Inc. to National Cancer Institute dated September 25, 2006